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                                                                    EXHIBIT 99.1


[WEATHERFORD LOGO]                                       NEWS RELEASE


               WEATHERFORD INTERNATIONAL REVISES EARNINGS ESTIMATE

HOUSTON, October 23, 2003 - - Weatherford International Ltd. (NYSE: WFT) today announced it expects third quarter revenues to approximate $660 million, a sequential increase of 7% and diluted earnings per share to approximate 35 cents, an increase of 13% over the prior quarter. Although results reflect a strong sequential increase, the earnings per share is lower than analysts' current estimates. The revision to this quarter's estimate reflects lower than anticipated U.S. drilling activity, particularly in the Gulf of Mexico, and weakness in the U.S. completion and non-proprietary drilling product segments.

As previously announced, in the third quarter the company will record a charge of 10 cents per diluted share related to the redemption of its 5% convertible debentures, which will reduce reported diluted earnings per share to 25 cents.

The company will announce third quarter results on Thursday, October 30, 2003 at 9:00 a.m. central. To access the call please contact the conference call operator at 617-786-2960 approximately 10 minutes prior to the scheduled start time, and ask for the Weatherford Conference Call. The password is "Weatherford". A replay will be available until 5:00 p.m. central, November 6, 2003. The number for the replay is 617-801-6888; passcode 95948924.

Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 16,000 people worldwide.

                                      # # #

Contact: Lisa Rodriguez          (713) 693-4746

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford's prospects for its operations and the successful integration of the plan of restructuring, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.'s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand for and pricing of Weatherford's products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.